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                                                          EXHIBIT 99.1


FOR IMMEDIATE RELEASE                  CONTACT   Jim Brown
March 16, 1999                                   (314) 589-3214

                  TWA ANNOUNCES EXECUTIVE SUCCESSION

                   - BILL COMPTON WILL BECOME CEO;
      GERRY GITNER WILL BECOME CHAIRMAN OF EXECUTIVE COMMITTEE -

     ST. LOUIS, MO (March 16, 1999) - Gerald L. Gitner, chairman of the board and chief executive officer of Trans World Airlines, Inc. (AMEX:
TWA) today announced that effective at the Annual Meeting of Shareholders on May 25, 1999, William F. Compton, currently president and chief operating officer, will become chief executive officer, retaining the title of president. Gitner, currently chairman of the board of directors and chief executive officer, will continue as chairman of the board and will assume the additional role of chairman of the board's executive committee.
     In addition to his ongoing duties as chairman, Gitner, 53, will focus on leading TWA's strategic planning initiatives, including alliance development, aircraft acquisition and financings. Compton, 51, will assume executive responsibility for staff functions formerly reporting to Gitner.
     "In the more than two years since Bill Compton and I agreed to assume leadership of this company we have formed a close and effective working relationship, and we have made significant progress. TWA's fleet renewal program is now a reality; our airline operation now is one of the best - frequently the best - in terms of operational
                         ---
reliability and on-time performance. We have made major strides toward strengthening our balance sheet, positioning TWA in the marketplace and improving our unit revenue," Gitner said.


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TWA Executive - first add
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     "As a result of this progress, I feel it is now the right time for me to take on a somewhat different role that will allow me to focus exclusively on areas where I think I can contribute the most to TWA's future success. Specifically, this means devoting more time to global policy issues impacting TWA at this crucial time in the industry's history," Gitner said.
     In accepting his new position, Compton saluted the leadership Gitner has provided to TWA as a board member since 1993 and as chairman and CEO.
     "I look forward to continuing our close working relationship to keep TWA moving forward. Gerry Gitner's guidance of our board and our company on crucial finance and strategic policy issues will continue to be indispensable," Compton said.
     In addition to serving as president and COO, Compton is an active MD80 captain for TWA. He first joined the company as a pilot in 1968. Gitner also first joined TWA in 1968, leaving the company as vice president of scheduling in the early 1970s for a career that included senior management positions at several major airlines.
     Compton and Gitner both joined the TWA board in 1993. Gitner was elected chairman and CEO in February, 1997. Compton was elected executive vice president-operations in March, 1997, and was elected president and COO in December, 1997.

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NOTE TO EDITORS:  BIOGRAPHIES OF GERRY GITNER AND BILL COMPTON ARE
ATTACHED.